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                                                                EXHIBIT 10(m)
                                                                -------------

                                       January 30, 1996

Mr. Howard M. Rosenkrantz
150 Glover Avenue
Norwalk, CT 06856

Dear Howard:

In consideration for your commitment to remain in your present position until at least April 1, 1997, the Compensation/Option Committee of the Board of Directors has approved the agreement set out below. That agreement will become effective if and when, within the next 30 days, you sign and return a copy of this letter to me.

Subject to the foregoing, United States Surgical Corporation (the "Company") and you agree as follows:

A. Benefits. The Company shall provide you with the separation benefits described below, if (i) you retire from your employment with the Company at anytime during the month of April of 1997, and, (ii) upon retirement, you sign and deliver to the Company a release in the form of Paragraph B below, dated as of your retirement date.

         1. Payment. The Company shall make 12 equal monthly payments to you, equal in the aggregate to 12 months of your base annual salary (excluding bonus), beginning one month following the effective date of your retirement.

         2. Tax Services. The Company shall continue to provide services by Deloitte & Touche to you in accordance with the Company's program of Executive Financial Planning, as in effect on the effective date of your retirement, until the later of the filing of your tax return for income received during the year in which you retire, or April 15, of the following year.

         3. Stock Options. Subject to any other limitations imposed by law, the Company shall allow stock options granted by it to you to vest and be exercisable in accordance with their terms as follows: (a) if the stock options were granted to you prior to the date I receive your signed copy of this letter (the "Receipt Date"), and their exercise price is lower than the closing market price of the stock as of the Receipt Date, such stock options would vest and be exercisable until the effective date of your retirement (your "Retirement Date"), and, insofar as such options were vested as of your Retirement Date, to be exercisable until the earlier of the date the options would have expired had you remained an employee of the Company or six months after your

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January 30, 1996
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Retirement Date, or (b) if the stock options were granted to you prior to the
Receipt Date, and their exercise price is equal to or more than the closing market price of the stock as of the Receipt Date, or, if the stock options are granted to you upon or after the Receipt Date, such stock options would vest and be exercisable until the earlier of the date the options would have expired had you remained an employee of the Company or three years after your Retirement Date.

         4. Insurance. If you elect COBRA continuation coverage under the United States Surgical Corporation Executive Medical Plan, the Company shall pay the COBRA premiums on your behalf for COBRA coverage for 12 months; provided, however, that, in any event, the Company-paid COBRA coverage will end on the date on which you first become employed by another employer. At the end of such period, you may continue COBRA coverage for the remainder of the applicable COBRA period at your own expense. In addition, the Company shall pay the premiums on your behalf for continuation, for 12 months from the effective date of your retirement, of the United States Surgical Corporation Executive Life Insurance Plan.

B. Release. You hereby release and discharge the Company and its subsidiaries and divisions, and their respective directors, officers and employees from any and all claims and liabilities of whatsoever kind and nature existing as of or prior to your execution and return of a copy of this letter, whether or not related to your employment with the Company, including without limitation claims of discrimination based upon sex, race, age, nationality, disability or veteran status, and claims arising under the Age Discrimination in Employment Act of 1967, but excluding claims arising out of the performance of the Company of its agreements contained in this letter. You also hereby waive any right to file, or participate in, any charges or complaints relating to any of the foregoing claims and liabilities, insofar as such waiver is legally permissible.

C. Non-Compete and Confidentiality. You acknowledge your continuing obligations to comply, during and after your employment, with the terms of your Employee Agreement Regarding Confidential Information, Inventions and Conflicting Employment (the "Employee Agreement"), including without limitation the covenant not to compete, the covenant not to disclose confidential information, and the employee inventions disclosure provision. You further agree that this letter and your Employee Agreement constitute the only agreements between you and the Company or any of its subsidiaries, and may only be amended by a written agreement signed by you and an authorized officer of the Company. Notwithstanding any inability to find non-competitive employment during the 12 months following your retirement, the Company shall have no obligation to make any payments to you in addition to those made pursuant to Paragraph A above, and your covenant not to compete shall, nonetheless, remain in full force and effect. Contrary language contained in your Employee Agreement is hereby amended accordingly.

D. Breach. You agree that, if you breach any of the above agreements or any agreements contained in the Employee Agreement, or if you challenge the release

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January 30, 1996
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contained in paragraph B above, the Company may terminate any benefits provided or to be provided to you in connection with this letter, and require you to return to the Company all moneys paid by it to you or on your behalf in connection with this letter.

E. Entire Agreement; Governing Law and Courts. You agree that this letter constitutes the only agreement between you and the Company or any of its subsidiaries, and may only be amended by a written agreement signed by you and an authorized officer of the Company. The terms of this letter shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to any conflict of laws rules which might result in the application of the law of another jurisdiction. You and the Company hereby irrevocably agree that, other than a legal action brought by the Company in connection with any breach of your obligations under the Employee Agreement, any legal action with respect to any dispute between you and the Company or any of its directors, officers or employees relating in any way to this letter or your employment with the Company shall be brought solely before a State or Federal court located in Connecticut.

If you accept and are in agreement with the foregoing, please so indicate by signing below on the attached copy of this letter, and returning the same to me.

                                            Very truly yours,

                                            Thomas R. Bremer
                                            Senior Vice President
                                            and General Counsel

ACCEPTANCE AND AGREEMENT
By signing below, I hereby acknowledge that I have read and understood, and voluntarily accept and agree to, the terms and conditions contained in this letter.


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Howard M. Rosenkrantz

Date: